UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 4, 2021

Evolve Transition Infrastructure LP

(Exact name of registrant as specified in its charter)

Delaware	001-33147	11-3742489
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

1360 Post Oak Blvd, Suite 2400
Houston, TX	77056
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 783-8000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

◻ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

◻ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

◻ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

◻ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Units representing limited partner interests	SNMP	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company◻

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01Entry into a Material Definitive Agreement.

Levo JV – Closing

As previously disclosed, on May 17, 2021, Evolve Transition Infrastructure LP (“Evolve”) entered into a letter agreement (the “Letter Agreement”) with Nuvve Holding Corp. (“Nuvve Holding”) and Stonepeak Rocket Holdings LP (“Stonepeak”), relating to the proposed formation of a joint venture. On August 4, 2021, Evolve, Stonepeak and Nuvve Holding formed Levo Mobility LLC (“Levo,” and such joint venture, the “Levo JV”).

Levo JV – Levo LLC Agreement

In connection with the Levo JV, Evolve, Stonepeak, Nuvve Corporation (“Nuvve”), a wholly-owned subsidiary of Nuvve Holding, and Levo JV entered into an Amended and Restated Limited Liability Company Agreement for Levo (the “Levo LLC Agreement”). Pursuant to the Levo LLC Agreement, Evolve and Stonepeak plan to make capital contributions to Levo in an aggregate amount of up to $750 million to finance Levo’s business, with a maximum of $75 million of such capital contributions being funded by Evolve.

The Levo LLC Agreement governs the affairs of Levo and the conduct of its business.

The membership interests authorized by the Levo LLC Agreement consist of Class A Common Units, Class B Preferred Units, Class C Common Units and Class D Incentive Units. On August 4, 2021 in connection with the signing of the Levo LLC Agreement, Levo issued 2,800 Class B Preferred Units to Stonepeak, 1 Class B Preferred Unit to Evolve, 441,000 Class C Common Units to Stonepeak, 49,000 Class C Common Units to Evolve and 510,000 Class A Common Units to Nuvve Holding. Stonepeak agreed to pay to Levo an aggregate purchase price of $2,800,044.10 for its Class B Preferred Units and Class C Common Units. Evolve agreed to pay to Levo an aggregate purchase price of $1.004.90 for its Class B Preferred Unit and Class C Common Units. Stonepeak and Evolve will receive additional Class B Preferred Units for each $1,000 in additional capital contributions made by them.

The Class B Preferred Units have an initial liquidation preference of $1,000 per unit and are entitled to cumulative preferred distributions at a rate of 8% of the liquidation preference per annum, payable quarterly. Available cash will be distributed quarterly, first, to the Class B Preferred Unit holders to pay the preferred distributions for such quarter; second, to the Class B Preferred Unit holders to pay all amounts due and unpaid on such units (including accumulated and unpaid preferred distributions); third, until the liquidation preference of the Class B Preferred Units is reduced to $1.00, to both the Class B Preferred Unit holders and the Common Unit holders, with the percentage allocation between them varying based on a leverage ratio; and thereafter, to the Common Unit holders. Distributions on the Class B Preferred Units in excess of the preferred distributions will reduce the liquidation preference of the Class B Preferred Units. Until the completion of the first full twelve fiscal quarters after Stonepeak and Evolve have made aggregate capital contributions of at least $50 million, Levo may elect to pay the preferred distributions in cash or in kind.

At the earliest to occur of August 4, 2028, a fundamental change (which includes, for example, a change of control of Nuvve Holding or Nuvve, certain changes in ownership of Levo, a sale of all or substantially all of Levo’s assets, or an initial public offering or direct listing of Levo) (a “Fundamental Change”), or a trigger event (which includes, for example, a failure to pay quarterly distributions or a material breach by Nuvve Holding of its obligations under the transaction documents) (a “Trigger Event”), Stonepeak will have the option to cause Levo to redeem the Class B Preferred Units in whole or in part from time to time at a redemption price equal to the greater of the liquidation preference, a price based on a 12.5% internal rate of return, and a price based on a 1.55 multiple on invested capital.

At any time following the earliest to occur of August 4, 2028 and a Trigger Event, Stonepeak has the right to cause a sale of Levo. In addition, at any time following the earliest to occur of August 4, 2023, the date on which Levo has entered into contracts with third parties to spend at least $500 million in aggregate capital expenditures, and a Trigger Event, Stonepeak has the right to effect an underwritten initial public offering of Levo.

Levo will be managed by a board of managers consisting of nine managers, of whom (i) five will be appointed by Nuvve, (ii) for so long as any Class B Preferred Units remain outstanding or Stonepeak owns at least ten percent or more of the issued and outstanding Common Units, three will be appointed by Stonepeak, and (iii) one will be an independent manager. For so long as Evolve owns more than two percent of the issued and outstanding Common Units, Evolve will have the right to designate one person to act as an observer at all meetings of the board of managers, subject to certain limited exceptions. Certain specified actions will require the approval of at least one of the Stonepeak managers, the representative of the Class B Preferred Unit holders and/or Evolve.

Nuvve and its affiliates are required to present to Levo all investment or business opportunities in North America they become aware of and desire to pursue, to the extent such investment or business opportunities are within the scope of, primarily relate to or compete with, Levo’s business, and shall not pursue any such business opportunity, subject to certain exceptions, during the period ending on the earliest to occur of the funding of the full commitment amount (generally $750 million, subject to increase or decrease in accordance with the Levo LLC Agreement), the end of the commitment period (generally August 4, 2024, subject to reduction or extension in certain circumstances) or a monetization event (including, for example, an underwritten initial public offering or sale of Levo).

The Levo LLC Agreement includes other customary provisions for an agreement of its type, including tag-along rights, a right of first offer on transfers, and drag-along rights.

The foregoing description of the Levo LLC Agreement does not purport to be complete and is qualified in its entirety by the full text of the Levo LLC Agreement, a copy of which will be filed by Evolve with its Quarterly Report on Form 10-Q for the quarter ending September 30, 2021.

Item 7.01Regulation FD Disclosure.

On August 4, 2021, Evolve issued a press release announcing the formation of the Levo JV. A copy of the press release is included herewith as Exhibit 99.1 and the information in the press release is incorporated by reference into this Item 7.01.

The information included in this Item 7.01 and in Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (“Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 8.01Other Events.

Levo JV – Parent Letter Agreement

In connection with the Levo JV, Evolve also entered into that certain Parent Letter Agreement with Nuvve Holding, Stonepeak and Levo (the “Parent Letter Agreement”).

The Parent Letter Agreement includes, among other provisions, certain restrictive covenants with respect to Levo’s business, including a business opportunities covenant applicable to Nuvve Holding that is identical to the one in the Levo LLC Agreement described above, and a covenant granting Stonepeak a right of first offer to participate in certain future financing transactions of Levo. In addition, Nuvve Holding agreed to reimburse each of Stonepeak and Evolve for a portion of their out-of-pocket expenses incurred in connection with the due diligence, documentation and negotiation of the agreements.

The foregoing description of the Parent Letter Agreement does not purport to be complete and is qualified in its entirety by the full text of the Parent Letter Agreement, a copy of which will be filed by Evolve with its Quarterly Report on Form 10-Q for the quarter ending September 30, 2021.

Item 9.01Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit

99.1	Press Release, dated August 4, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVOLVE TRANSITION INFRASTRUCTURE LP
By: Evolve Transition Infrastructure GP LLC, its general partner

Date: August 4, 2021	By:	/s/ Charles C. Ward
Charles C. Ward
Chief Financial Officer and Secretary